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                                  EXHIBIT 99.5

   News release of SITEL Corporation dated June 7, 1996 (officer appointments)


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FROM:                                   FOR:
Swenson/Falker Associates Inc.          SITEL Corporation
121 South Eighth St. Suite 1111         13215 Birch Street
Minneapolis, Minn. 55402                Omaha, Neb. 68164
Contact: Doug Ewing (612) 371-0000      Contact: James F. Lynch,
                                                 Chief Executive Officer
                                                 (402) 498-2696
FOR IMMEDIATE RELEASE

SITEL CORPORATION APPOINTS MIKE MAY AS PRESIDENT;
BARRY MAJOR AS CHIEF FINANCIAL OFFICER
- -------------------------------------------------
     OMAHA, Neb., June 7 -- SITEL Corporation (Nasdaq:SITL) today announced the appointment of Michael P. May as president and Barry S. Major as chief financial officer and executive vice president, finance. Elements of May's and Major's new responsibilities were formerly held by Matthew Gates, president, who has retired.

     Mike May was previously SITEL's executive vice president of corporate development; Barry Major was senior vice president, finance.

     James F. Lynch, chairman and chief executive officer, said, "These two appointments are a logical progression in the development of SITEL as a major international teleservicing company. Both executives have made important contributions to SITEL and have demonstrated their capabilities as key members of our top management team. We are delighted in their past successes and look forward to their continuing contributions."

     Mike May joined SITEL in 1992 when SITEL acquired May Telemarketing, Inc., which he founded in 1985. Prior to founding May Telemarketing, he was a director, executive officer and treasurer of Applied Communications, Inc., from 1976 to 1982.

     Barry Major joined SITEL in 1995. He was previously president, American National Corporation, an Omaha, Neb.-based multi-bank holding company with banks in Omaha and southeast Nebraska. Major joined American National Bank, Omaha, in 1985 as senior vice president, and was appointed executive vice president of American National Corporation in 1992.

     SITEL Corporation, based in Omaha, Neb., is a leader in providing outsourced telephone-based customer service and sales programs on behalf of large corporations in the U.S. and Canada. The company operates over 3,500 workstations in 37 call centers throughout North America and employs approximately 7,000 people.

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06/07/96


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